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                                                                   EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Wednesday, May 7, 1997

     MCMINNVILLE, OREGON, May 7 -- Evergreen International Aviation, Inc. today said that it has completed a $400 million financing with a group of financial institutions led by The Chase Manhattan Corporation, which acted as advisor, arranger and administrative agent for Evergreen.

     The financing consists of a total of $370 million in term loans and a $30 million revolving credit facility, and replaces the company's existing secured debt plus a senior note issue with a face value of $125 million.

     "This new financing marks a watershed for our company," said Del Smith, chairman of the board of Evergreen. "Our lenders have demonstrated first-rate support of our business plan and, with our financial resources firmly in place, we can focus all of our attention to the business of growing Evergreen's industry-leading capabilities and market penetration."

     Based in McMinnville, Oregon, Evergreen is a privately-held global aviation services company, active in air cargo transportation for major airlines and freight forwarders; aircraft maintenance and repair services; airport logistics and ground handling operations, and helicopter and fixed-wing aircraft transportation.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Peter Smith, Executive Vice President
or
Michael Clark, Chief Financial Officer
Evergreen International Aviation, Inc.
(503) 472-9361

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